UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 4, 2009

Buckhead Community Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-53197	58-2265980
(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, Atlanta, Georgia 30305

(Address of Principal Executive Offices)(Zip Code)

(404) 504-2557

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership

On December 4, 2009, the Georgia Department of Banking and Finance (the “Georgia Department”) closed The Buckhead Community Bank (the “Bank”), the wholly owned commercial banking subsidiary of Buckhead Community Bancorp, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal asset is the common stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company is unable to provide any assurance that any recovery will be realized by the Company or the timing of any such recovery.

In connection with the closure of the Bank, the FDIC issued a press release, dated December 4, 2009, announcing the following:

•

The FDIC entered into a purchase and assumption agreement with State Bank and Trust Company (“State Bank”) of Macon, Georgia, pursuant to which State Bank assumed the deposits of the Bank. Accordingly, depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of State Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

The Bank’s seven offices will reopen on Monday, December 7, 2009, as branches of State Bank. However, for a period of time, customers of both banks should continue to use their existing locations until State Bank can fully integrate the deposit records of the Bank.

•

State Bank purchased essentially all of the Bank’s assets, which totalled approximately $874.0 million as of November 6, 2009, and entered into a loss-share transaction with the FDIC with respect to approximately $692 million of the Bank’s assets.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/buckheadcommunity.html, or call the FDIC toll-free at (800) 823-3215.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09219.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding the Bank. The management teams of the Company and the Bank have been working closely with the Georgia Department, the FDIC and State Bank to make the transition as smooth as possible for the Bank’s customers.

In connection with the receivership of the Bank, both the Company and the Bank expect to receive notices, from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or the Bank’s performance of those agreements. The Company and/or the Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Bank’s financial and other obligations under such agreements may be accelerated. The Company and/or Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Bank’s other agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKHEAD COMMUNITY BANCORP, INC.

Dated: December 8, 2009

	By:	/S/ DAWN KINARD
	Name:	Dawn Kinard
	Title:	Chief Financial Officer

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